Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Bowne & Co., Inc.:
      We consent to the incorporation by reference in the registration statements (Nos. 333-102046, 333-64836, 333-79409, 333-81639, 2-96887, 33-48831, 33-35810 and 333-57045) on Forms S-8 and in the registration statements (Nos. 333-109810, 333-25861, 333-25849, and 333-18629) filed on Forms S-3 of Bowne & Co., Inc. of our report dated April 27, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/ A of Bowne & Co., Inc.
      Our report dated April 27, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Bowne & Co., Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that Bowne & Co., Inc. lacked sufficient reconciliation and review controls over purchase accounting adjustments for the globalization segment, and also lacked sufficient reconciliation and review controls over the determination of legal entity profitability, income tax expense and the related income tax accounts for the globalization segment.
/s/     KPMG LLP
New York, New York
April 27, 2005